CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ActiveCare, Inc.,

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 24, 2010, relating to the financial statements which appear in ActiveCare, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2010.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
December 15, 2010